Exhibti 99.1


            Playtex Products, Inc. Reports Distribution of Shares by
               Partnerships Managed by Haas Wheat & Partners, L.P.


     WESTPORT, Conn.--(BUSINESS WIRE)--Dec. 21, 2005--Playtex Products, Inc. (NYSE: PYX) announced today that it has been notified by Haas Wheat & Partners, L.P., that it is dissolving two partnerships which hold approximately 17.1 million shares of Playtex common stock. These shares will be distributed to the partners of the funds under the terms of these partnership agreements.
     Douglas Wheat, Chairman of the Playtex Board of Directors and President of Haas Wheat stated, "Haas Wheat has owned these shares since 1995 when we established these partnerships. We continue to have the utmost confidence in Playtex and its future. We are making these distributions to our partners because we are winding up these funds." Mr. Wheat added that he and Robert Haas (Chairman of Haas Wheat and a Director of Playtex) have no present intention to sell the Playtex shares that each will receive upon the dissolution of the Haas Wheat partnerships.
     Neil DeFeo, President and CEO of Playtex Products, Inc. stated, "We appreciate the significant contributions Haas Wheat has made for the ten years it has held these shares in its funds. We look forward to their continued participation and support, and to working with these investors directly."
     Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Feminine Care, Infant Care and Skin Care products, including Playtex tampons, Playtex infant feeding products, Diaper Genie, Banana Boat, Wet Ones and Playtex gloves.
     With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the inability to grow operating income, EBITDA and earnings per share or reduce debt, interest expense and leverage ratios to the target levels, the ability to save targeted amounts as part of the restructuring and realignment plans and sale of brand assets, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.


    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203-341-4262